EXHIBIT 23.3

                 CONSENT OF STRADLEY RONON STEVENS & YOUNG, LLP


We hereby consent to the filing of our opinion letters as Exhibits 5.1 and 8.1 to the Registration Statement on Form S-4, No. 333-13741, of Prime Newco, Inc., with respect to the shares to be issued to the shareholders of First Sterling Bancorp, Inc. in connection with its merger into Prime Newco, Inc., and to the references to our firm in the Prospectus/Joint Proxy Statement forming a part thereof, as legal counsel who has passed upon the legality of the securities offered thereby and upon certain federal income tax matters relating to the merger.


                                            STRADLEY RONON STEVENS & YOUNG, LLP


                                            By: /s/ David E. Beavers
                                                -------------------------------
                                                David E. Beavers, a partner


Dated October 31, 1996